    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER   , 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ENAMELON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                      7 CEDAR BROOK DRIVE                      13-3669775
 (STATE OR OTHER JURISDICTION OF        CRANBURY, NEW JERSEY 08512               (I.R.S. EMPLOYER
          INCORPORATION)                TELEPHONE: (609) 395-6900              IDENTIFICATION NO.)
                      (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                               DR. STEVEN R. FOX
                            CHIEF EXECUTIVE OFFICER
                                 ENAMELON, INC.
                              7 CEDAR BROOK DRIVE
                           CRANBURY, NEW JERSEY 08512
                           TELEPHONE: (609) 395-6900
                           TELECOPIER: (609) 395-7137
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

  A COPY OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO THE AGENT FOR
                           SERVICE SHOULD BE SENT TO:
                               JACK BECKER, ESQ.
                            SNOW BECKER KRAUSS P.C.
                                605 THIRD AVENUE
                           NEW YORK, N.Y. 10158-0125
                           TELEPHONE: (212) 687-3860
                           TELECOPIER: (212) 949-7052

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered or delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                          AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF                TO BE              OFFERING PRICE             AGGREGATE               AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED             PER SHARE(1)          OFFERING PRICE(1)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value....      2,300,000(2)              $1.00(3)              $2,300,000(3)               $640
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Represents shares that the selling securityholders named herein may acquire upon conversion of 113 shares of the Registrant's Series B Convertible Preferred Stock. This number includes an indeterminate number of shares that may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Series B Convertible Preferred Stock.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g)(3) based on the closing price of the Registrant's Common Stock on the Nasdaq National Market on October 6, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The prospectus included in this Registration Statement relates to the resale by the selling securityholders of:

     1. An aggregate of 2,300,000 shares of common stock subject to this Registration Statement.

     2. An aggregate of 4,553,000 shares of common stock subject to the Registrant's Registration Statement on Form S-3 (Registration No. 333-70731), declared effective on June 18, 1999, which included shares that the selling securityholders have acquired or may acquire upon conversion of the Registrant's Series B Convertible Preferred stock, of which approximately 1,324,122 shares remain available.

                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1999
PRELIMINARY PROSPECTUS

                                1,830,435 SHARES

                                 ENAMELON, INC.

                                  COMMON STOCK

     HFTP Investments LLC, Fisher Capital Ltd., and Wingate Capital Ltd. are offering up to 1,830,435 shares of the common stock of Enamelon, Inc.

     Our common stock is quoted on the Nasdaq National Market under the symbol "ENML." On October 6, 1999 the closing sale price of one share of our common stock on the Nasdaq National Market was $1.00.

     OUR COMMON STOCK IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 1 BEFORE PURCHASING OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October   , 1999

     INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Information About Enamelon..................................    1
Risk Factors................................................    1
Forward-Looking Statements..................................    8
Selling Securityholders.....................................    8
Plan of Distribution........................................    9
How to Obtain Additional Information About Enamelon.........   11
Information Incorporated by Reference.......................   11
Legal Matters...............................................   11
Experts.....................................................   12

INFORMATION ABOUT ENAMELON

     At Enamelon, Inc., we develop and market over-the-counter oral care products that help stop cavities before they begin. Our initial product, Enamelon(R) all-family toothpaste, uses our proprietary technologies to enhance tooth remineralization. Our second product, Enamelon(R) Calcium Whitening System(TM) toothpaste, uses our proprietary technologies to whiten teeth as it strengthens and remineralizes them. We intend to use our proprietary technologies, which include patented remineralizing technologies licensed from the American Dental Association Health Foundation, to develop other remineralizing products, such as a toothpaste for sensitive teeth, a mouthwash, chewing gum, and other food and confectionery products.

     We launched Enamelon(R) all-family toothpaste nationally in the first quarter of 1998 and Enamelon(R) Calcium Whitening System(TM) toothpaste in the first quarter of 1999. We have received governmental approval to sell our toothpastes in Canada and are also exploring distribution of our toothpastes in other countries.

     On June 4, 1999, we announced organizational changes to refocus our marketing efforts and reduce our overhead with the intention of lowering operating costs. We are changing the balance of our marketing efforts, with increased focus on targeting dental professionals to increase their awareness of our products and reduced focus on consumer mass media. We are also concentrating our research and development expenditures on obtaining the American Dental Association Seal of Approval for our all-family toothpaste and continuing clinical studies of our remineralization technology. Consistent with this reorganization, we reduced our staff from 50 employees to approximately 30 employees. We believe that if we maintain our current annual sales level, these actions will help us to approach break even on a cash basis, which should enhance our opportunities for additional financing and position us for future growth. We are, however, seeking financing to meet our future cash requirements. If we do not obtain additional financing, we will have to further curtail, or cease, our operations, and we may be required to seek protection under federal bankruptcy laws.

     On July 29, 1999, we obtained a three-year, $7.5 million credit facility from The CIT Group/Credit Finance, Inc. The $7.5 million facility consists of a $4 million revolving line of credit, a $1 million term loan and a $2.5 million line to be used for future capital expenditures. We can draw advances against the line of credit based on eligible accounts and inventory. The initial advance under the credit facility was approximately $2 million based on eligible accounts and equipment. Advances on eligible inventory and future capital expenditures are conditioned on our securing equity financing of at least $5 million. The credit facility is secured by our assets.

     On October 14, 1999, our common stock was delisted from the Nasdaq National Market System. It is now being quoted on the NASD's OTC Bulletin Board.

     As part of our restructuring, we consolidated our principal executive office with our administrative and research facility at 7 Cedar Brook Drive, Cranbury, New Jersey 08512. Our telephone number there is 609-395-6900.

                                  RISK FACTORS

             RISKS RELATING TO OUR BUSINESS AND FINANCIAL CONDITION

OUR REFOCUSED MARKETING EFFORTS AND COST REDUCTION STRATEGY MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     We have based our refocused marketing and cost reduction strategy on the assumption that we will maintain our annual sales at current levels. If we are unable to maintain our current sales levels, our customers may decline to carry our products, and we may have to further curtail our expenses or even cease our operations.

IF WE DO NOT OBTAIN ADEQUATE ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO GROW OUR BUSINESS, WE MAY HAVE TO FURTHER CURTAIL OR CEASE OUR OPERATIONS, AND WE MAY BE REQUIRED TO SEEK PROTECTION UNDER FEDERAL BANKRUPTCY LAWS.

     Even with the restructuring of our operations and the proceeds of the revolving credit facility with CIT, we will require additional financing to meet our future cash requirements for operations and growth. If we do not obtain additional financing, we will be unable to expand the marketing of our existing products, conduct the studies required to support additional promotional claims for our products, develop new products and take other actions to increase sales and grow our business. Even if we obtain additional financing, it may be on terms that are unfavorable to us and our stockholders or may be insufficient to successfully implement our new marketing strategy or sustain our operations.

OUR LIMITED RESOURCES MAY IMPAIR OUR ABILITY TO MARKET OUR PRODUCTS
SUCCESSFULLY.

     Successful mass marketing of toothpastes and other oral care products generally requires heavy and sustained advertising and promotion. In 1998, we spent approximately $31 million on marketing and sales, but our 1999 marketing and sales expenditures will be substantially lower. As a result, we do not know whether we can maintain sales at current levels. Even if we obtain additional financing to augment our sales and marketing budget, our sales may not remain at or grow beyond current levels.

WE HAVE A LIMITED OPERATING HISTORY, SO YOUR BASIS FOR EVALUATING US IS LIMITED.

     Although we were incorporated in 1992, we did not begin to sell our toothpaste nationally until the first quarter of 1998. Since our operating history consists of only seven quarters, our results of operations may not actually be indicative of apparent trends. In addition, significant variations from quarter to quarter may not be meaningful. Therefore, our limited operating history may make it difficult for you to evaluate our performance and prospects.

WE HAVE A HISTORY OF OPERATING LOSSES, WE EXPECT THESE LOSSES TO CONTINUE, AND WE MAY NEVER BECOME PROFITABLE.

     We have experienced losses from inception and expect to continue to incur losses. From our inception in 1992 through December 31, 1997, which was before the national distribution of Enamelon(R) toothpaste, we accumulated net losses of approximately $15.5 million. We also incurred a net loss of approximately $29.1 million for the year ended December 31, 1998, on net sales of approximately $14.3 million. Our losses for the quarters ended March 31 and June 30, 1999 were approximately $8.1 million and $6.9 million. As of June 30, 1999, our accumulated deficit was approximately $59.7 million. We believe that we will continue to incur losses principally due to expenditures on marketing Enamelon(R) toothpaste and our research and development program. Our revenues may not increase as a result of this spending. Even if our revenues increase, we may not become profitable. If we become profitable, we may be unable to sustain profitability.

IF WE ARE UNABLE TO SUCCESSFULLY MARKET OUR TOOTHPASTE PRODUCTS, WHICH ARE OUR ONLY PRODUCT LINES, WE MAY NOT SUCCEED AS A BUSINESS.

     For the foreseeable future, we expect to derive substantially all of our revenues from sales of our toothpastes. We do not presently market any other products, and we may not develop other products in the future. Therefore, if we cannot sell Enamelon(R) toothpastes profitably, we will continue to sustain losses. You should not expect us to be able to acquire or develop new products or services that we can sell profitably, if we cannot sell our toothpaste profitably.

OUR INTERNAL SALES TEAM MAY BE UNABLE TO SELL OUR PRODUCTS EFFECTIVELY.

     Through 1998, we used an unaffiliated sales management company to supervise and train the independent brokers that sell our products to our customers. In July 1998, we hired a Vice President -- Sales and in late 1998 and early 1999, we hired three regional sales managers to replace the sales management company. We laid off one of those managers as a part of our recent restructuring, and our Vice President -- Sales resigned. As a result, our two remaining sales managers have had only limited experience in selling our products and will have to cover a wider geographic area than we originally expected. Their failure to successfully maintain the distribution of our products and effectively train and supervise the brokers that sell them would have a material adverse effect on our sales and profitability.

                   RISKS RELATING TO GOVERNMENTAL REGULATION

IF THE FEDERAL FOOD AND DRUG ADMINISTRATION WERE TO ASSERT THAT OUR TOOTHPASTES OR THEIR LABELING DO NOT MEET THE CONDITIONS OF ITS MONOGRAPH ON FLUORIDE TOOTHPASTES, IT COULD IMPAIR OUR ABILITY TO SELL OUR PRODUCTS.

     Enamelon(R) toothpastes are subject to FDA regulation as non-prescription drugs. The FDA has published a final monograph, Anticaries Drug Products for Over-the-Counter Human Use, which establishes conditions under which non-prescription drug products that aid in the prevention of dental caries or cavities are generally recognized as being safe and effective and not misbranded. We are relying on that Monograph to sell Enamelon(R) toothpastes to the public. If the FDA were to assert that our toothpastes or their labeling do not meet the conditions of the Monograph, we would have to take one of the following actions to continue selling them:

     - contest the FDA's assertion;

     - modify the formulation or labeling of our products;

     - submit a New Drug Application with the FDA for our products, which, if approved, would permit us to sell them without reliance on the Monograph.

Taking any of those actions could be costly and time consuming, and we might not have adequate financial or management resources to undertake those actions. Taking those actions, however, would not assure that we could continue to sell our toothpastes in their current formulations or packaging. We might also be required to recall our products or to suspend their sales until we modified their formulation or labeling or the FDA approved our NDA. Any recall or suspension of sales would have a material adverse effect on our financial results and could cause us to cease our operations entirely.

A SUCCESSFUL CHALLENGE TO THE TRUTH OF OR SUPPORT FOR OUR PROMOTIONAL CLAIMS COULD ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS.

     FDA regulations allow us to make certain claims for our toothpastes on their labels, packages, and other labeling. These claims are generally referred to as "labeling claims." We can make additional "promotional claims" for our products in advertising and other promotional materials, provided that we have adequate substantiation to support them. Based on our laboratory and human studies, we are making and expect to make promotional claims regarding the distinctive nature of our products. The FDA generally does not regulate promotional claims. However, the Federal Trade Commission, our competitors or other third parties could challenge our promotional claims as false, misleading or baseless. Defending those challenges could be costly and time consuming, and we might not have adequate financial or management resources to undertake a defense. If a challenge were successful, a court or other adjudicating authority could require us to modify or stop making the claims and place limits on future promotional claims. Resulting limitations on promotional claims could make it more difficult to differentiate our products from those of our competitors, which could make it more difficult and expensive to market them.

                    RISKS RELATING TO INTELLECTUAL PROPERTY

IF WE ARE UNABLE TO PROTECT OUR PATENT RIGHTS, KNOW-HOW AND TRADE SECRETS, WE COULD LOSE OUR COMPETITIVE ADVANTAGE.

     In formulating our toothpastes, we have used our own patented technology, know-how and trade secrets as well as patented remineralizing technology licensed from the American Dental Association Health Foundation. We also expect to use the patented technology that we own and license to formulate other oral care products that we expect to market. We rely on these patents to protect us against competitors using the same technology in their products. Since no other toothpaste can legally use this patented technology, we also rely on the use of this technology in our toothpastes to distinguish them from other fluoride toothpastes. However, competitors could violate, challenge the validity of, or attempt to circumvent our or the ADAHF's patent rights. They could also assert patent infringement claims against us or the ADAHF. Confidentiality agreements that we require our employees, consultants, advisors and contractors to sign may not deter them from disclosing our unpatented know-how and other trade secrets to our competitors or from using it themselves to compete against us. In any of those cases, we could be required to spend significant financial and management resources to protect or defend our rights, and we might not have adequate resources to undertake a defense. If we were unsuccessful, our competitors would have the ability to use the same technology as we are using, and they might even be able to require us to license the technology from them or to keep us from using it ourselves. If others use the technology that we rely on, or keep us from using it, it would be more difficult for us to distinguish our toothpastes from those of our competitors on the basis of formulation and effectiveness. We might also have the to pay license fees, which would affect our profitability and cash flow. Any of these consequences could have a material adverse effect on our ability to market our products and to compete effectively in the oral care industry.

                        RISKS RELATING TO OUR OPERATIONS

WE HAVE MANY COMPETITORS, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST THEM.

     Competition in the business of selling toothpaste and other over-the-counter oral care products is intense. We may not have the financial resources, technical expertise, or sales and marketing capabilities to compete effectively. If we are unable to compete successfully, our business, financial condition and results of operations will be adversely affected.

     Our competitors include the following national and multi-national consumer products companies and their brand names toothpastes:

COMPANY                         PRODUCT
-    Procter & Gamble Co.       Crest
-    Colgate-Palmolive Company  Colgate
-    SmithKline Beechman        Aquafresh
-    Chesebrough-Ponds USA Co.  Mentadent
-    Church & Dwight Co., Inc.  Arm & Hammer Dental Care
-    Block Drug Co., Inc.       Sensodyne

     These competitors or their products have:

     - longer operating histories

     - greater name recognition

     - wider product distribution

     - more and larger facilities

     - significantly greater financial, technical and marketing resources

     We believe that our success will depend on acceptance of our toothpastes as alternatives to our competitors' brand-name toothpastes. Our ability to demonstrate the benefits of using Enamelon(R) toothpastes to consumers and dental professionals will depend in part on our competitors' response to our advertising and promotional campaigns. Our competitors may devote greater resources to the development, promotion and sale of their products than we can to the sale of our products. They may also develop toothpaste or other OTC oral care products that are superior to or have greater market acceptance than ours. Our competitors may also engage in more extensive research and development, undertake more extensive marketing campaigns, and adopt more aggressive pricing policies than we can. All of these factors would make it more difficult to market our products effectively and to achieve profitability.

IF THE SOLE MANUFACTURER OF OUR PRODUCTS OR A SOLE SUPPLIER OF RAW MATERIALS BECOMES UNAVAILABLE, IT MAY ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE AND DISTRIBUTE OUR PRODUCTS.

     We are using, and plan to continue to use, only one contract manufacturer to manufacture our toothpastes. Its manufacturing facility must comply with the FDA's Good Manufacturing Practices, and we have no control over its compliance with GMP's. If it does not comply, the FDA can prevent our products manufactured at that facility from being marketed. We also use other contract manufacturers as the sole sources for our dual-chamber toothpaste tubes and some of the raw materials that we use to make our toothpastes. If any current manufacturer were to become unavailable, whether due to a failure to comply with GMP's or another reason, we may not be able to find a satisfactory replacement manufacturer. Even if a satisfactory replacement is available, the terms of our agreement with a replacement manufacturer may not be as favorable to us as our current manufacturer's terms. Changing contract manufacturers could, among other things, increase our costs or result in delays in shipping our products or shortages in stores. Those consequences could have a material adverse effect on our ability to market our products effectively and on our results of operations.

PRODUCT LIABILITY CLAIMS IN EXCESS OF THE AMOUNT OF OUR INSURANCE WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     The manufacture and sale of consumer products exposes the manufacturer to the risk of significant damages from product liability claims. We maintain insurance against product liability claims in the amount of $1 million and excess general liability and product liability insurance of $15 million. Those coverage limits, however, may not be adequate, or we may not be able to procure such insurance at acceptable costs in the future. A successful claim in excess of our insurance coverage could have a material adverse effect on our financial condition and results of operations.

THE LOSS OF KEY MEMBERS OF OUR MANAGEMENT AND PRODUCT DEVELOPMENT TEAM COULD ADVERSELY AFFECT OUR PRODUCT DEVELOPMENT OR MARKETING.

     Dr. Steven R. Fox, our founder and Chief Executive Officer, is responsible for our strategic planning. As a dentist, he is particularly well qualified to explain the benefits of our oral care products to the professional and financial community. Kim Hardingham, our President and Chief Operating Officer, has extensive experience in launching new toothpaste products and subsequent domestic and international marketing of those products. We are relying on him to develop and implement our domestic and international marketing plans. Anthony Winston, our Vice President -- Technology and Clinical Research, is responsible both for improving our existing technology and developing new technology and for conducting our research programs. Norman Usen, our Vice President -- Product Development, is responsible for improving our existing product formulations and developing new formulations. Each of these individuals plays a significant role in the development and marketing of our toothpastes and other oral care products. The loss of and our inability to promptly replace any of these individuals could significantly delay and may prevent the achievement of our research, development and business objectives.

                        RISKS RELATING TO OUR SECURITIES

RESULTS OF OUR OPERATIONS AND OTHER FACTORS AFFECTING OUR BUSINESS COULD RESULT IN SHARP CHANGES IN OUR COMMON STOCK PRICE.

     Since our initial public offering in October 1996, our common stock has traded at prices ranging between $0.6875 and $27.50, and in the last 12 months it has traded at prices ranging from $0.6875 to $10.25. Factors contributing to this volatility include:

     - fluctuations in our quarterly operating results;

     - our announcements of the issuance of patents or other technological innovations;

     - our or our competitor's announcements of new products or technologies;

     - announcement of the results of our clinical studies;

     - our funding requirements and sales of our common stock or other securities, including our series B convertible preferred stock.

Many of these factors are beyond our control and may affect the market price of our common stock regardless of our operating performance.

SHARES ELIGIBLE FOR FUTURE PUBLIC SALE BY OUR CURRENT SECURITYHOLDERS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     We had 14,009,279 shares of common stock outstanding as of October 6, 1999. Holders of substantially all of those shares can sell them publicly, subject to limitations under the securities laws on the number of shares that can be sold publicly during any three-month period. We have also reserved for issuance a total of approximately 6,500,000 shares of common stock upon the exercise of outstanding options and warrants and the conversion of our series B convertible preferred stock. All of those shares can be sold publicly after issuance under registration statements filed with the SEC, or an exemption from registration. In addition, if the price of our common stock declines, we may be required to reserve additional shares for issuance on conversion of our Series B convertible preferred stock. We are also required to file a registration statement with the SEC so that holders of those additional shares can sell them publicly.

     If our securityholders sell publicly a substantial number of shares issued on the exercise of outstanding options and warrants or on the conversion of our series B convertible preferred stock, then the market price of our common stock could fall. Public perception that those sales will occur could also adversely affect the price of our common stock. Furthermore, the existence of securities of this type often exerts downward pressure on an issuer's stock price. A decline in the price of our common stock could also impair our ability to raise capital through the sale of equity securities.

CONVERSION OF OUR SERIES B CONVERTIBLE PREFERRED STOCK AND SUBSEQUENT PUBLIC SALE OF OUR COMMON STOCK WHILE ITS MARKET PRICE IS DECLINING COULD RESULT IN FURTHER DECREASES IN ITS PRICE.

     Holders of our series B convertible preferred stock may convert it at a conversion price equal to the lower of approximately $6.7205 or 92.841% of the average of the five lowest closing sale prices of our common stock in the 40 trading days immediately preceding the date of conversion. The number of shares of common stock issuable on conversion is equal to the sum of $10,000 per share of series B convertible preferred stock plus an accrual amount equal to 6% per year divided by the conversion price. Based on a conversion price of $.818161 on October 6, 1999, which is approximately $0.19 less than the last sale price of our common stock on October 6, 1999, we would have issued up to approximately 1,450,000 shares of common stock on conversion of the series B convertible preferred stock. Since we are required to issue additional shares if the conversion price declines, we have registered for resale up to approximately 3,274,000 shares of common stock, which would become issuable upon conversion of the series B convertible preferred stock if the conversion price fell as low as approximately $0.41 per share. If the conversion price fell even further, we would be required to issue and register more than approximately 3,274,000 shares. Since there is no lower limit on the conversion price, we would be required to issue an increasingly larger number of shares of common stock as its price declines. The conversion of the series B convertible preferred stock and subsequent sale of common stock to the public under this prospectus could have the further effect of exacerbating the decline or slowing increases in the price of our common stock. It could also result in additional dilution to our current stockholders. The holders of our series B convertible preferred stock could also engage in short sales of our common stock, which could contribute to a decline in its price and result in additional dilution.

OUR COMMON STOCK HAS RECENTLY BEEN DELISTED FROM THE NASDAQ NATIONAL MARKET SYSTEM, AND IT MAY BECOME SUBJECT TO THE SEC'S "PENNY STOCK" RULES AND BE MORE DIFFICULT FOR YOU TO SELL.

     SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the Nasdaq Stock Market. If our common stock becomes a "penny stock" that is not exempt from the SEC rules, these disclosure requirements may have the effect of reducing trading activity in our common stock and make it more difficult for investors to sell. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with his confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock.

OTHER ISSUANCES OF PREFERRED STOCK COULD ADVERSELY AFFECT EXISTING HOLDERS OF OUR COMMON STOCK.

     Under our certificate of incorporation, our Board of Directors may, without further stockholder approval, issue up to an additional 4,999,500 shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We could use new classes of preferred stock as a method of discouraging, delaying or preventing a change in persons that control us. In particular, the terms of the preferred stock could effectively restrict our ability to consummate a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the preferred stock. We could also create a class of preferred stock with rights and preferences similar to those of the series B convertible preferred stock, which could result in substantial dilution to holders of our common stock or adversely affect its market price. The 113 shares of series B convertible preferred stock held by the selling securityholders are the only shares of preferred stock outstanding as of October 6, 1999.

ADDITIONAL FINANCING FOR OUR OPERATIONS COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON STOCK.

     We are seeking additional financing for our operations. To obtain that financing, we may issue common stock or debt or equity securities convertible into shares of common stock. Therefore, any additional financing may result in substantial dilution to current holders of our common stock.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. They discuss future expectations, estimate the happening of future events, anticipate our future financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors provided in this prospectus and other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                            SELLING SECURITYHOLDERS

     The table below lists the selling securityholders and other information regarding the beneficial ownership of our common stock by each of the selling securityholders. The second column lists the number of shares of common stock that would have been issuable to each selling securityholder on October 6, 1999 upon conversion of all of our series B convertible preferred stock then held by that selling securityholder, including shares issuable to pay the 6% accrual amount as of that date, without regard to restrictions on the number of shares that a selling security holder may own at any time. Our conversion calculations in the second column assume a conversion price for our series B convertible preferred stock of approximately $.818161, which represents approximately 92.841% of the average of the five lowest closing sale prices during the 40 consecutive trading days before October 6, 1999. The numbers listed in the second column are subject to fluctuations from time to time based on changes in the closing sale price of our common stock. The selling securityholders are offering all of the shares of common stock that they may acquire on conversion of our series B convertible preferred stock, as indicated in the third column. We have registered approximately 3,274,000 shares of common stock for resale by the selling securityholders on conversion of our series B convertible preferred stock. The approximately 3,274,000 shares of common stock represent approximately 200% of the shares that would have been issuable to the selling securityholders on October 6, 1999 on conversion of all of the series B convertible preferred stock plus shares of common stock held by the selling securityholder as of such date. As each selling securityholder resells shares of common stock, we will file prospectus supplements as necessary to update the number of shares of common stock that each selling securityholder intends to sell, reflecting prior resales and changes in the conversion price. The fourth column assumes the sale of all of the shares offered by each selling securityholder.

     Under our series B convertible preferred stock certificate of designations, no selling securityholder can convert series B convertible stock to the extent such conversion would cause such selling securityholder's beneficial ownership of our common stock (other than shares deemed beneficially owned through ownership of unconverted shares of our series B convertible preferred stock) to exceed 4.99% of the outstanding shares of common stock. In addition, we are not required to issue shares of our common stock on conversion of our series B convertible preferred stock if any holder, together with its affiliates, (1) would beneficially own more than 10% of our outstanding common stock after conversion and (2) would have acquired more than 10% of our common stock in the 60-day period ending on the date of conversion. The information provided in the table below has been obtained from the selling securityholders.

The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                                       SHARES OWNED
                                                                                      AFTER OFFERING
                                            SHARES OWNED       MAXIMUM NUMBER      --------------------
NAME OF SELLING SECURITYHOLDER             BEFORE OFFERING    OF SHARES OFFERED    NUMBER    PERCENTAGE
------------------------------             ---------------    -----------------    ------    ----------
HFTP Investments LLC(1)..................      899,243              899,243          0          --
Fisher Capital Ltd.(2)...................      609,165              609,165          0          --
Wingate Capital Ltd.(2)..................      322,027              322,027          0          --

---------------
(1) Promethean Investment Group L.L.C. is the investment manager of HFTP Investments LLC ("HFTP") and consequently has voting control and investment discretion over securities held by HFTP. Promethean Investment Group, L.L.C. is indirectly controlled by Mr. James F. O'Brien. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean Investment Group L.L.C. and HFTP.

(2) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entity. Citadel Limited Partnership, Kenneth C. Griffin, and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities.

     We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling securityholders, underwriters who they may select, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

     The selling securityholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off The Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

     - ordinary brokers' transactions;

     - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     - "at the market" to or through market makers or into an existing market for the common stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     - in privately negotiated transactions; or

     - to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling securityholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters who the selling securityholders may select, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by underwriters that the selling securityholders may select or by any broker-dealer acting as principal or agent for the selling securityholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     We will not receive any of the proceeds from the selling securityholders' sale of their common stock.

              HOW TO OBTAIN ADDITIONAL INFORMATION ABOUT ENAMELON

     We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

     1. Annual Report on Form 10-KSB for the fiscal year ended December 31,
        1998.

     2. Proxy Statement dated April 16,1999.

     3. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
        1999.

     4. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
        1999.

     5. The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-21595) under Section 12 of the Securities Exchange Act.

     6. The description of our series B Convertible preferred stock contained in our Form 8-K, dated December 18, 1998.

     7. Current Report on Form 8-K dated June 4, 1999.

     8. Current Report on Form 8-K dated July 29, 1999.

     You may request a copy of these filings, at no cost, by writing or calling us at:

                                 Enamelon, Inc.
                              7 Cedar Brook Drive
                           Cranbury, New Jersey 08512
                       Attention: Chief Financial Officer
                           Telephone: (609) 395-6900

     This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. SBK Investment Partners, a partnership consisting of members of Snow Becker Krauss P.C., owns 107,760 shares of common stock. In addition, certain members of Snow Becker Krauss P.C. beneficially own common stock individually.

                                    EXPERTS

     The consolidated financial statements of Enamelon, Inc. at December 31, 1998 and for the years ended December 31, 1997 and 1998, appearing in our Annual Report on Form 10-KSB for the year ended December 31, 1998, have been audited by BDO Seidman LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated below:

SEC registration fee........................................  $   640
Listing fees................................................   17,500
Legal fees and expenses.....................................   15,000
Printing expenses...........................................    5,000
Accounting fees.............................................   10,000
Miscellaneous...............................................   11,860
                                                              -------
     Total..................................................  $50,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VI of the Registrant's by-laws provides that a director or officer shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (provided such settlement is approved in advance by the Registrant) in connection with certain actions, suits or proceedings, whether civil, criminal, administrative or investigative if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, except that no person who has been adjudged to be liable to the Registrant shall be entitled to indemnification unless a court determines that despite such adjudication of liability but in view of all of the circumstances of the case, the person seeking indemnification is fairly and reasonably entitled to be indemnified for such expenses as the court deems proper.

     Article 6.3 of the Registrant's by-laws further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     Article 6.4 of the Registrant's by-laws provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the by-laws, or any statute or agreement or otherwise.

     Finally, Article 6.6 of the Registrant's by-laws provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article VI of the by-laws. The Registrant maintains and has such insurance in effect.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.1     -- Securities Purchase Agreement.(1)
  4.2     -- Certificate of Designations, Preference and Rights of
             Series B Convertible Preferred Stock.(1)
  4.3     -- Registration Rights Agreement.(1)
  5.1     -- Opinion of Snow Becker Krauss P.C.
 23.1     -- Consent of Snow Becker Krauss P.C. (included in Exhibit
             5.1).
 23.2     -- Consent of BDO Seidman LLP, independent auditors.

---------------
(1) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 18, 1998.

ITEM 17.  UNDERTAKINGS.

(a) RULE 415 OFFERING

     The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act.

             (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

          (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(e) REQUEST FOR ACCELERATION OF EFFECTIVE DATE

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Cranbury, New Jersey, on October 12, 1999.

                                          ENAMELON, INC.

                                          By      /s/ DR. STEVEN R. FOX
                                            ------------------------------------
                                                     Dr. Steven R. Fox
                                            Chief Executive Officer and Chairman

                               POWER OF ATTORNEY

     Each of the undersigned hereby authorizes Dr. Steven R. Fox as his Attorney-in-Fact to execute in the name of such person and to file such Amendments to this Registration Statement (including post effective amendments) as the Registrant deems appropriate and appoints such person as Attorney-in-Fact to sign on his behalf individually and in each capacity stated below and to file all Amendments, Exhibits, Supplements and Post-Effective Amendments to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

                                   SIGNATURES

                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----
               /s/ DR. STEVEN R. FOX                 Chairman of the Board of          October 12, 1999
---------------------------------------------------    Directors and Chief
                 Dr. Steven R. Fox                     Executive Officer (Principal
                                                       Executive Officer)

                  /s/ EDWIN DIAZ                     Treasurer, Vice President --      October 12, 1999
---------------------------------------------------    Finance and Chief Financial
                    Edwin Diaz                         Officer (Principal Financial
                                                       Officer)

                                                     Director                          October   , 1999
---------------------------------------------------
                Dr. Bert D. Gaster

              /s/ RICHARD A. GOTTERER                Director                          October 12, 1999
---------------------------------------------------
                Richard A. Gotterer

                /s/ ERIC D. HORODAS                  Director                          October 12, 1999
---------------------------------------------------
                  Eric D. Horodas

                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----
               /s/ DR. S.N. BHASKAR                  Director                          October 13, 1999
---------------------------------------------------
                 Dr. S.N. Bhaskar

                                                     Director                          October   , 1999
---------------------------------------------------
                Walter W. Williams

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION                           PAGE
-------                           -----------                           ----
  4.1     -- Securities Purchase Agreement.(1)
  4.2     -- Certificate of Designations, Preferences and Rights of
          Series B Convertible Preferred Stock.(1)
  4.3     -- Registration Rights Agreement.(1)
  5.1     -- Opinion of Snow Becker Krauss, P.C.
 23.1     -- Consent of Snow Becker Krauss P.C. (included in Exhibit
             5.1).
 23.2     -- Consent of BDO Seidman LLP, independent auditors.

---------------
(1) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 18, 1998.